Exhibit No. 23.3

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Optelecom, Inc. on Form S-3 of our report dated February , 1998, relating to the financial statements of Paragon Audio Visual Limited as at August 31, 1997 and 1996 and for the years then ended (all expressed in pounds sterling) prepared in accordance with accounting principles generally accepted in the United Kingdom, which appear in item 7 on Form 8-K/A-1 of Optelecom, Inc. dated December 12, 1997 (filed February 25, 1998) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche
Chartered Accountants
Bracknell
England

May 20, 1998



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